3430RD

                    JUPITER ENTERPRISES, INC.

                      SUBSCRIPTION AGREEMENT

     The undersigned, ________________________________________________________,
(hereinafter "Subscriber"), hereby applies to purchase a total of _____________ shares of common stock of JUPITER ENTERPRISES, INC., a Nevada corporation ("JEI"), at the price of $.005 U.S. per share, for a total purchase price of __________________ U.S. and in accordance with the following terms and conditions:

     1.   Nature of Shares:   The shares to be issued to the Subscriber herein
will be issued pursuant to Regulation D, Rule 504 of the U.S. Securities act of 1933, as amended, (the "Act").

     2. Payment: Payment for the shares will be made in United States dollars delivered to JEI via wire transfer upon execution of this Subscription Agreement with said wire transfer to be made per the following instructions:

          Bank:               Wells Fargo Bank
                         1350 Fashion Valley Road
                         San Diego, CA 92108

          ABA No.        121000248

          Account No.:        Carmine J. Bua, Esq.
                         Client Trust Account
                         No. 0652-058801

     3. Receipt of Information: Subscriber represents that it has received all of the information it considers necessary or appropriate for deciding whether to purchase the shares. The Subscriber further represents that it has had the opportunity to ask questions and receive answers from JEI regarding the terms and conditions of the purchase of the shares and the business, properties, prospects and financial condition of JEI and to obtain additional information necessary to verify the accuracy of any information furnished to it which it has access.

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     4.   Investment Experience:   The Subscriber represents that it is
experienced in evaluating and investing in securities of companies in the stage of development of JEI and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the shares.

     5. Purchase Entirely for Own Account: The Subscriber represents that the shares to be purchased will be acquired for investment purposes for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.

     6.   Place of Offer/Non U.S. Persons:   Subscriber acknowledges that
neither JEI nor any of its agents has made any offer or sale of shares to it in the United States of America, its territories or possessions (the "USA"), nor does this Subscription Agreement originate in the USA.

     7. Documentation/Verification of Non-U.S. Person Status: Subscriber agrees to provide JEI with copies of such documents that may be requested by JEI so as to verify its non-U.S. person status. Subscriber further agrees to further provide such documents so as to verify that the purchase of the shares was duly authorized by the Subscriber.

     8. No Approval by Regulatory Agency: The Subscriber further acknowledges and understands that the shares are being offered in reliance on and pursuant to Regulation D, Rule 504 of the Act and that no governmental body or regulatory agency has approved or endorsed this JEI offering of shares.

     9.   Arbitration:   The parties hereby submit all controversies, claims and
matters of difference arising out of this Agreement to arbitration in San Diego, California according to the rules and practices of the American Arbitration Association from time to time in force. This submission and agreement to arbitrate shall be specifically enforceable. The Agreement shall further be governed by the laws of the State of Nevada.

     10. Interpretation of Agreement: The parties agree that should any provision of this Agreement be found to be ambiguous in any way, such ambiguity shall not be resolved by construing such provisions or any part of or the entire Agreement in favor of or against any party herein, but rather by construing the terms of this Agreement fairly and reasonable in accordance with their generally accepted meaning.

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     11.  Modification of Agreement:    This Agreement may be amended or
modified in any way at any time by an instrument in writing stating the manner in which it is amended or modified and signed by each of the parties hereto. Any such writing amending or modifying this Agreement shall be attached to and kept with this Agreement.

     12. Attorney Fees: If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of the Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

     13.  Entire Agreement:   This Agreement constitutes the entire Agreement
and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations, writings and understandings relating to the subject matter of this Agreement are merged herein and are superseded and canceled by this Agreement.

     14. Counterparts: This Agreement may be signed in one or more counterparts.

     15. Facsimile Transmission Signatures: A signature received pursuant to a facsimile transmission shall be sufficient to bind a party to this Agreement.

     16. Delivery of Shares: Upon approval and acceptance of this Subscription Agreement by JEI, JEI will issue to the Subscriber pursuant to Regulation D, Rule 504 the subject shares which will be without a restrictive legend and free trading in nature.

                                   SUBSCRIBER

DATED: ______________________________   ____________________________________
                                   Signature

ADDRESS:  _________________________
Please
Print          _________________________

          _________________________



           PLEASE ATTACHE THE DOCUMENTATION TO VERIFY
                  YOUR NON-U.S. PERSON STATUS

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DISPOSITION OF SUBSCRIPTION AGREEMENT

     This Subscription Agreement (is _____) (is not _____) accepted by JUPITER ENTERPRISES, INC.


                                   JUPITER ENTERPRISES, INC.


DATED: ______________________________   ____________________________________
                                   President


















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